    Exhibit 10.18
EMPLOYMENT AGREEMENT
THIS AMENDED & RESTATED EMPLOYMENT AGREEMENT (“Agreement’) is made as of the 1st day of May, 2025 with effect as of July 29th, 2024:
WHEREAS the undersigned Employee (“Employee”, “You” or “Your”), and Holcim (US) Inc. (“Holcim US”), entered into an Employment Agreement dated July 29, 2024 (the “Original Employment Agreement”);
AND WHEREAS the Employee and Holcim US entered into an amending agreement dated October 15th, 2024 (the “First Amending Agreement”), providing for additional rights and benefits;
AND WHEREAS in accordance with the terms of the Original Employment Agreement, Holcim US assigned the Original Employment Agreement and First Amending Agreement to its immediate parent company in the United States, Holcim Participations (US) Inc. (hereinafter, the “Company” for the purposes of this Amended & Restated Employment Agreement), effective as of December 16, 2024;
AND WHEREAS the Employee and Holcim US entered into a further amending agreement dated April 17, 2025 (the “Second Amending Agreement”), providing for further rights and benefits;
AND WHEREAS Employee acknowledges that the Company is part of the publicly traded Holcim Group owned and controlled by Holcim Ltd. based in Switzerland (“Holcim Group”); and
AND WHEREAS the Employee acknowledges further that the Holcim Group has announced a spinoff of its North America based business (including the Company), wherein the North America business will become a separate publicly traded group, with the securities of the ultimate North America parent company being publicly traded on a United States stock exchange, such spinoff transaction to be completed in the first half of 2025 (collectively the “North America Spin Off”);
AND WHEREAS the Employee and the Company have agreed to amend and restate the Original Employment Agreement, the First Amending Agreement and the Second Amending Agreement to provide for certain additional rights and benefits on the terms and conditions set forth herein;
NOW, THEREFORE, for good and valuable consideration of the foregoing and of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are acknowledged, the Company and You hereby agree as follows:
1.POSITION; REPORTING RELATIONSHIP.
The Company agrees to employ You as Chief People Officer, commencing on August 19, 2024, reporting to the Chief Executive Officer appointed for the North America Spin Off company (the “CEO”). Employee shall render business and professional services in the performance of Employee’s duties, consistent with Employee’s position, as will reasonably be assigned to Employee by Employee’s supervisor from time to time. You agree to be employed by the Company in such position and on such terms. Your primary place of work shall be (i) for the period August 19, 2024 until June 30, 2026, Salt Lake City, in the State of Utah, and (ii) for the period commencing on and after July 1, 2026, the City of Chicago, in the State of Illinois, but Your position will require frequent travel in order to complete Your duties.
You acknowledge and understand that the Company is comprised of several subsidiaries, affiliates and related entities, including their parent entity or entities, that are intended to be the third-party beneficiaries of Your obligations as set out in this Agreement.

2.COMPENSATION. In consideration for Employee’s execution and delivery of this Agreement and agreeing to Employee’s employment with the Company on the terms and conditions as set forth herein, Employee shall be eligible to receive the following compensation and benefits.
(a)Base Salary. Employee shall receive a gross base salary of $550,000.00 annually (effective as of January 1, 2025), paid in accordance with the Company’s standard payroll practices and subject to all deductions required by law, including ordinary payroll taxes, as well as applicable deductions as elected by Employee, including but not limited to medical insurance and 401(k) contributions. The Employer will review the Employee’s performance and Base Salary on an annual basis. Any change in the Base Salary will constitute the Employee’s Base Salary for all purposes of this Agreement.
(b)Annual Bonus Plan. You will be eligible to participate in the Company’s Annual Bonus Plan, in accordance with the terms and conditions of the Annual Bonus Plan with an annual target of 85% of Your Base Salary and a maximum entitlement of 170% of Your Base Salary, provided, however, that any payment pursuant to the Annual Bonus Plan for the 2024 calendar year shall be adjusted pro-rata based the actual number of full months that You are employed by the Company in 2024. The Employee acknowledges and accepts that the Company reserves the right to amend the terms and conditions of the Annual Bonus Plan at any time. Employee acknowledges and agrees further that any payments pursuant to the Annual Bonus Plan will be dependent on the Company achieving established corporate performance criteria. All determinations regarding achievement of any payment pursuant to the Annual Bonus Plan will be made by the Company, in its sole discretion.
(c)Long-Term Incentive Plan. You will be eligible to participate in the long-term incentive plan being established for the North American businesses forming the North America Spin Off, which plan may be made up of various components such as restricted stock units, performance shares and/or other share grants or entitlements as developed and included in the new long term incentive plan (collectively the “North America LTIP”). In accordance with the North America LTIP, You will be eligible to receive grants that have a value of no less than 200% of Your Base Salary, calculated based on the applicable stock price in effect on the actual day of the specific grant in any year, with a three-year vesting period. All grants are subject to the approval of the Board of Directors of the publicly traded parent of North America business, in its sole discretion. Employee acknowledges and accepts that (i) the Board of Directors reserves the right to amend the terms and conditions of the North America LTIP at any time, in its sole discretion, (ii) Employee does not have any contractual right (legal or otherwise) to receive any North America LTIP awards, and (iii) any prior North America LTIP awards shall not be interpreted or construed as a precedent regarding entitlement to future or further awards.
(d)Executive Deferred Compensation. You will be eligible to participate in the Company’s Executive Deferred Compensation Program, the terms and conditions of which will be provided to You.
(e)Cash Payment in Lieu of 2024 Long-Term Incentives. You will be eligible to receive a lump sum cash payment of $450,000.00 (less all applicable deductions required by law, including taxes) in lieu of participation in a 2024 long-term incentive plan (the "2024 Incentive"). Entitlement to the 2024 Incentive shall vest and be payable on March 1, 2027, provided, however, that You are actively employed by the Company on March 1, 2027, failing which You will forfeit any entitlement to such payment and You will have no further claims against the Company for such payment.
3.    BENEFITS.
(a)    Benefit Plans. Employee shall be entitled to participate in the Company’s 401(k) plan, health (medical, dental and vision), disability, and life insurance plans, as well as other health and welfare benefits in accordance with the terms and conditions thereof; provided that nothing in this Agreement shall alter the Company’s ability to amend or terminate such plans.

(b)    PTO and Holidays. Employee shall be entitled to accrue twenty-three (23) days of Paid Time off (“PTO”) annually, plus such other annual holidays as designated and observed by the Company. PTO is prorated in the Employee’s first calendar year of employment. The Company may revise or terminate such benefits at any time, with or without prior notice, subject to applicable law.
(c)    Car Allowance. Commencing as of May 1st, 2025, Employee shall receive an annual car allowance of $29,000.00, paid bi-weekly through the Company’s standard payroll process, less applicable withholdings and deductions required by law, including ordinary payroll taxes.
4.    COMPANY’S POLICIES.
(a)    Expenses. The Company shall reimburse Employee for all necessary, reasonable and documented expenses incurred in connection with the performance of Employee’s duties hereunder (including necessary business travel between Salt Lake City and Chicago from the commencement of Your employment until June 30, 2026), provided that all requests for expense reimbursement must be submitted in accordance with the practices and policies of the Company and within the time limits set forth in such policies.
(b)    Policies. Employee will be responsible to review and comply with the policies of the Company as are available through the Company’s internal intranet page, including without limitation any material relating to Employee performing Employee’s duties.
3.SHAREHOLDER APPROVAL
4.Any compensation (including allowances and fringe benefits) paid or to be paid under this Agreement is, to the extent required by the laws of Switzerland and the Articles of Association of the ultimate North America parent corporation of the Company (the “Parent Company”) that will be a publicly traded company upon completion of the North America Spin Off, subject to approval by the Parent Company's general meeting of shareholders ("Parent General Meeting");
5.The Employee agrees that in case the Parent General Meeting does not approve the aggregate compensation to the Parent Company's Executive Committee and the Company pays out an interim compensation, any such compensation is paid or granted on a conditional basis and if the Parent General Meeting later approves an amount that is lower than what has been paid out already on a pro rata basis, the Employee is liable for the overpayment, and the Company may adjust future compensation of the Employee to recoup any overpayment or enter into an agreement with the Employee for repayment.
6.AT-WILL EMPLOYMENT
Subject to the provisions of Section 8, Employee’s employment with the Company will be “at-will” employment and may be terminated by the Company or You in accordance with Section 8.
7.OUTSIDE EMPLOYMENT; NO CONFLICTING OBLIGATIONS
During Your employment, You agree to devote Your entire business time and attention to developing and improving the business and best interests of the Company including any duties, tasks and responsibilities that are reasonably assigned to You, to the best of Your ability. Except as it relates to the Company’s business, You will not promote the business, products or services of any other company, or engage in any outside business activity during Your employment, unless You have received a specific written consent from the Chief Executive Officer of the Company. Employee confirms that Employee is not under any existing obligations that may impact Employee’s eligibility to be employed by the Company or limit the manner in which Employee may be employed. Employee agrees not to bring any third-party confidential information or trade secrets to the Company, including that of Employee’s former employer, and that Employee will not in any way disclose to the Company or utilize any such information in performing Employee’s duties for the Company.
8.TERMINATION
(a)Termination of Employment. The Employee and the Company will each have the option to terminate Employee’s employment by providing twelve (12) months' prior written notice to the other party. In such event, the Employee shall continue to perform all required responsibilities and duties on a full-time basis for the duration of the twelve (12) months' notice period. During such period, and subject to the Garden Leave provisions below, You will (i) continue to receive Your Base Salary, (ii) continue to participate in the Annual Bonus Plan, provided, however, that bonus payments, if any, shall be subject to the terms and conditions of the Annual Bonus Plan, and (ii) continue to participate in the Benefit Plans and entitlements set out in Section 3(a), 3(b) and 3(c). You shall not be entitled to participate or receive any further grants or awards pursuant to the North America LTIP.
(b)Garden Leave. The Company shall be entitled to release the Employee from his duty to work ("Garden Leave") at any time. During the period of Garden Leave ("Garden Leave Period"), the Employee undertakes not to pursue any employment or other assignment without obtaining prior written consent from the competent Committee of the Board. If such written consent is given and the Employee takes up new employment during the Garden Leave Period, the employment with the Company shall end as of the day preceding the start of such new employment or self-employment. For the avoidance of doubt, all payments due up to the end of the employment shall be paid and the Employee shall not be entitled to any further payments in respect of the Annual Base Salary and, if applicable, bonus payments pro rata to the original end date. Any outstanding (unvested or vested) long-term incentives pursuant to the North America LTIP shall be treated in accordance with the applicable plan rules. In the event that the Company, in its sole discretion, releases the Employee from his duty to work during the notice period, any outstanding, untaken or accrued vacation or holiday entitlements shall be taken during such Garden Leave Period and shall be, in any event, deemed to be compensated and taken during such period. Consequently, vacation days will not be paid out.
(c)Termination of Employment by the Company with Cause. The employment of Employee hereunder may be terminated by the Company at any time immediately with Cause.
“Cause” shall mean any of the following:
(A)Employee’s engaging in conduct which is materially injurious to the Company (including any conduct which is likely to materially and deleteriously affect the reputation of the Company, or its customer or supplier relationships, monetarily or otherwise);
(B)Employee’s engaging in any act of fraud, misappropriation, embezzlement, or improper payments, or sexual or other unlawful harassment;
(C)Employee’s engagement in any act which would or does constitute a felony;
(D)Employee’s engagement in any act which would or does constitute a misdemeanor involving willful wrongdoing that adversely reflects on Employee’s character, honesty or integrity;
(E)the willful or continued failure of Employee to substantially perform Employee’s duties to the Company; or

(F)Employee’s material willful misconduct, gross negligence or acts of dishonesty.
(d)Resignation of Officer and Director Positions. Upon the Separation Date, Employee will be deemed to automatically resign from all officer and director positions with the Company and its affiliates and Employee shall execute any documents the Company or its affiliates may require in connection with the same.
9.NON-COMPETITION
Employee acknowledges that Employee will have access to the clientele and to manufacturing and business secrets of the Company and its affiliates, including Amrize Ltd (collectively the “Amrize Group”). Employee agrees that, by signing this Agreement, Employee shall, during the term of this Agreement and for a period of one year following its termination (meaning, for the avoidance of doubt, the last day of Employees’ active employment relationship with the Company), minus any period of garden leave (if any), refrain from engaging in any activity directly or indirectly competing with the Company or the Amrize Group in the United States, Canada and Switzerland, in the following industries: cement, aggregates, ready-mix concrete, waste management, roofing, insulation, tile adhesives, facades, and large construction projects (collectively, the “Restricted Business”). In particular, Employee undertakes:

(a)not to participate, directly or indirectly, financially or otherwise in any enterprise (other than as a shareholder of up to 5% of its issued shares for the purposes of investment only) which develops, manufactures, offers, or distributes products, or provides services the same as or similar to the Restricted Business or which otherwise competes with the business of the Amrize Group;
(b)not to be active, fully or partially, for such an enterprise that competes, directly or indirectly, with the Restricted Business, be it as an employee, representative, adviser or otherwise; or
(c)not to directly or indirectly establish such an enterprise that competes with the Restricted Business.
The Company shall, in addition to all other damages, be entitled to obtain a court's order for specific performance, as well as adequate injunctive relief or any other adequate judicial measure, to immediately stop such violation. By signing this Agreement, you confirm that this non-competition clause is reasonable in duration, scope, and geography and does not impose an undue burden on your ability to earn a livelihood.

10.NON-DISPARAGEMENT

You will use Your best efforts at all times to promote and protect the good name of the Company and its affiliates as well as that of their respective officers, directors, employees, agents, products and services. You will not defame or disparage the business, products, services, officers, employees or other representatives of the Company, or do anything to detract from or reflect adversely upon their reputation, either during employment or after Your resignation, retirement or termination. Under no conditions will You participate in any unfair trade practices regarding the Company.
11.USE OF COMPANY PROPERTY
Property may be made available for Your use that is owned by the Company or its affiliates. This includes, but is not limited to, training, research and development, manufacturing, marketing and sales materials, confidential product and vendor information, confidential customer and prospective customer lists and information, telecommunications devices and/or computers and computer records (collectively “Company Property”). Using any Company Property, whether intellectual or material, requires You to do so in an effective and non-wasteful manner and also requires that You follow all other provisions of this Agreement, the Confidentiality Agreement (as hereinafter defined), and any applicable Company policy that may be in effect. You will maintain and update records of prospects and users of the Company’s products and services. You will also provide timely information about these topics.
12.COMPANY CONFIDENTIAL INFORMATION/NON-DISCLOSURE/NON-SOLICITATION
To protect the Company’s business, as a condition to Your employment, You are required to review and execute this Agreement and the Employee Confidential Information and Non-Solicitation Agreement in the form attached as Exhibit A (the “Confidentiality Agreement”), which is incorporated herein.
13.RETURN OF COMPANY PROPERTY
Upon termination of Your employment with the Company for any reason, including resignation, You agree to return, in good condition, all Company Property. This includes, but is not limited to, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze, refer or relate to any Confidential Information of the Company, its customers or vendors, or other third parties which You have as a result of Your employment with the Company. If these items are not returned, the Company has the right to charge You for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering the property. Also, upon Your termination, You agree to cease the use of the Company’s trade names and trademarks and eliminate them wherever they have been used by You.
14.REMEDIES FOR BREACH OF AGREEMENT
In addition to any other rights or remedies that the Company may have at law or in equity under this Agreement, the Company also may seek temporary and permanent injunctive relief if You breach any of this Agreement’s provisions.
15.REASONABLENESS OF AGREEMENT
You acknowledge and agree that Your obligations under this Agreement are reasonable in the context of the nature of the Company’s business and the competitive injuries likely to be sustained by the Company if You violate or intend to violate these obligations. In addition, You acknowledge that this Agreement is made in good, valuable and sufficient consideration of the Company’s willingness to employ or continue employing You.

16.MODIFICATIONS TO THIS AGREEMENT
No modification, waiver, amendment or addition to any of the terms of this Agreement will be effective unless a written agreement is signed between You and the Company. If the Company elects not to enforce any provision of this Agreement, it is not a waiver of the right of the Company to enforce each and every provision in the future.
17.ASSIGNMENT
This Agreement is not assignable by You. The Company may assign this Agreement to any other affiliate controlled by the Company, with prior notice to You.
18.SEVERABILITY AND SURVIVABILITY
All provisions contained in this Agreement are severable. In the event that any one of them is held invalid by a court of competent jurisdiction, this Agreement will be interpreted as if such provision was not included and the other provisions, however, will still apply. The provisions of this Agreement are applicable and remain in force irrespective of any termination of Your employment, whether by the Company or by You, whether voluntary or involuntary, for cause or without cause, and irrespective of any other termination or expiration of this or any other written or oral agreement or arrangement with the Company.
19.GOVERNING LAW; PERSONAL JURISDICTION
This Agreement (including the Confidentiality Agreement) will be governed by the substantive laws of the State of Illinois, without reference to such state’s choice of law or conflicts of law. The state and federal courts in the State of Illinois will have jurisdiction in any action, suit or proceeding based on or arising out of this Agreement. In consideration of employment or continued employment with the Company, You agree to:
(a)submit to the personal jurisdiction of those courts;
(b)consent to Service of process in connection with any action, suit or proceeding against You; and
(c)waive any other requirement, whether imposed by statute, rule of court or otherwise, with respect to personal jurisdiction, venue or service of process.
20.ACKNOWLEDGEMENTS
This Agreement, together with the Confidentiality Agreement, represents the entire agreement and understanding between You and the Company as to the subject matter of this Agreement and supersedes all previous agreements, written or oral, between You and the Company or its predecessors. This Agreement is a legal document.
In signing this Agreement, Your signature represents that You:
(a)have read the Agreement and fully understand its contents;
(b)voluntarily agree to the terms and conditions it states;
(c)have not been coerced or under duress to sign;
(d)will not violate the terms of any other agreement previously entered by You; and

(e)had adequate time to consider entering into this Agreement prior to signing, including, without limitation, the opportunity to discuss the terms and conditions of this Agreement, as well as its legal consequences, with an attorney of Your choice, at Your own expense.
21.SECTION 280G.
(a)    Best-Net Cutback. If there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G of the Code) and any payment or benefit (including payments and benefits pursuant to this Agreement) that the Employee would receive from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Employee, which of the following two alternative forms of payment would result in the Employee receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (A) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (B) payment of only a part of the Transaction Payment so that the Employee receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), and the Employee shall be entitled to payment of whichever amount that shall result in a greater after-tax amount for the Employee. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, the reduction in payments and/or benefits will occur in the following order: (1) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (2) then, reduction of non-cash and non-equity benefits provided to the Employee, on a pro rata basis (or if necessary, to zero) and (3) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of the Employee’s equity awards.
(b)     280G Accountants. Unless the Employee and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and the Employee as requested by the Company or the Employee. The Employee and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by the Employee with the Accountants for tax planning under Sections 280G and 4999 of the Code.
22.SECTION 409A.
(a)General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to the Employee under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, the Company and the Employee shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 21(a) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on the Employee as a result of Section 409A or any damages for failing to comply with Section 409A.
(b)Special Rules. Notwithstanding any provision to the contrary in this Agreement: (i) if the Employee is deemed at the time of Employee’s “separation from service” (within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations) to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which the Employee is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Employee’s termination benefits shall not be provided to the Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of the Employee’s separation from service with the Company and (B) the date of the Employee’s death; provided that upon the earlier of such dates, all payments deferred pursuant to this Section 21(b)(i) shall be paid to the Employee in a lump sum, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (ii) the determination of whether the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of Employee’s separation from service shall be made by the Company in accordance with the terms of Section 409A and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, (A) such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, (C) the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year and (D) the right to any benefits or reimbursements or in-kind benefits may not be liquidated or exchanged for any other benefit. Neither the Employee nor any of the Employee’s creditors or beneficiaries shall have the right to subject any “deferred compensation” under Section 409A payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any “deferred compensation” under Section 409A payable to the Employee or for Employee’s benefit may not be reduced by, or offset against, any amount owing by Employee to the Company or any of its affiliates.

EMPLOYEE: STEPHEN CLARK	COMPANY: HOLCIM PARTICIPATIONS (US) INC.
Signature: /s/ Stephen Clark Print Name: Stephen Clark Date: April 29, 2025	Signature: /s/ Ian Johnston Print name: Ian Johnston Title: Chief Financial Officer Date: April 30, 2025